Exhibit 99.1

908 Devices Reports Third Quarter 2025 Financial Results and Reiterates 2025 Revenue Outlook

Year-to-date revenue increased 16% while Adjusted EBITDA loss improves 53% quarter over quarter

BOSTON – November 10, 2025 – 908 Devices Inc. (Nasdaq: MASS), a core small-cap growth company focused on purpose-built handheld chemical analysis tools for vital health, safety and defense tech applications, today reported financial results for the quarter ended September 30, 2025.

“We are pleased with our year-to-date progress as we continue to build a more predictable and profitable business and bring our 908 Devices 2.0 vision to life,” said Kevin J. Knopp, CEO and Co-founder. “Revenue for the first nine months increased 16%, with strong FTIR demand and with 47% of revenues coming from our U.S. state and local channel. This product and channel diversity strengthens our run-rate foundation and reduces reliance on the timing of larger U.S. federal and defense enterprise awards. Q3 also reflects the structural improvements we have made to our cost base, resulting in our best Adjusted EBITDA performance in our public company history, positioning us to reach positive Adjusted EBITDA in Q4. While the U.S. Government shutdown may affect the timing of certain awards and shipments, our demand outlook and strategic progress remain strong.”

Recent Highlights

•	Revenue of $38.8 million for the first nine months of 2025, increasing 16% compared to first nine months of 2024

•	Revenue of $14.0 million for the third quarter 2025, decreasing 4% year over year

•	Recurring revenue was $4.8 million, increasing 10% year over year, and representing 35% of total revenues in the quarter

•	U.S. state and local channel revenue accounted for 47% of our revenues for the first nine-months of 2025, supporting our strategy to expand more predictable, run-rate demand relative to the variable timing of large U.S. federal and defense enterprise deals

•	Delivered strong quarter over quarter improvement in Adjusted gross margin and Adjusted EBITDA loss, reflecting operational initiatives

o	Adjusted gross margin of 58%, a 190 basis point improvement quarter over quarter

o	Adjusted EBITDA loss of $1.8 million, improving 53% quarter over quarter

•	Gained significant momentum in our FTIR portfolio with a record 30% quarter over quarter increase in XplorIR placements, and with initial shipments of VipIR, our new 3-in-1 handheld chemical analyzer

•	Ended the quarter with a strong balance sheet, maintaining a significant cash position of $112 million

Third Quarter 2025 Financial Results

In light of the divestiture of the bioprocessing product portfolio in March 2025, all financial results discussed in this release for current and prior periods are for continuing operations only.

Revenue was $14.0 million for the three months ended September 30, 2025, a 4% decrease over the prior year period, largely driven by a decrease in handheld product and service revenue resulting from fewer mass spec device placements. OEM and funded partnership revenue was $0.8 million, compared to $0.5 million in the prior year period. The installed base grew 27% year-over-year to 3,512 devices, with 176 devices placed during the third quarter. Recurring revenue represented 35% of total revenues in the quarter.

Gross profit was $7.4 million for the third quarter of 2025, compared to $7.8 million for the corresponding period in the prior year. GAAP gross margin was 53% as compared to 54% for the corresponding prior year period. Adjusted gross profit was $8.1 million for the third quarter of 2025, compared to $8.5 million for the corresponding period in the prior year. Adjusted gross margin was 58%, a decrease of approximately 60 basis points compared to the corresponding prior year period. The decrease in adjusted gross margin percentage was primarily driven by mix where material costs were a higher percent of product revenues.

Operating expenses were $23.7 million for the third quarter of 2025, compared to $32.3 million for the corresponding prior year period. This decrease was driven by the $30.5 million charge for an impairment of goodwill in the third quarter of 2024, offset in part by a $22.8 million change in the fair value of the contingent consideration liability where it was a charge in the third quarter of 2025 and a credit in the third quarter of 2024.

Net loss from continuing operations was $14.9 million for the third quarter of 2025, compared to a net loss from continuing operations of $23.6 million for the corresponding prior year period. Adjusted EBITDA was a loss of $1.8 million for the third quarter of 2025, compared to $2.7 million for the corresponding period in the prior year.

Net loss attributable to common stockholders was $15.0 million for the third quarter of 2025, compared to a net loss of $29.3 million for the corresponding prior year period.

Cash, cash equivalents and marketable securities were $112.1 million as of September 30, 2025, with no debt outstanding.

2025 Guidance

908 Devices continues to expect full year 2025 revenues from continuing operations to be in the range of $54.0 million to $56.0 million, representing 13% to 17% growth compared to 2024 revenue from continuing operations.

Webcast Information

908 Devices will host a conference call to discuss the third quarter 2025 financial results before market open on Monday, November 10, 2025 at 8:30 am Eastern Time. A webcast of the conference call can be accessed at https://ir.908devices.com/news-events/events. The webcast will be archived and available for replay for at least 90 days after the event.

About 908 Devices

908 Devices is revolutionizing chemical analysis with its simple handheld devices, addressing life-altering applications. The Company’s devices are used at the point-of-need to interrogate unknown and invisible materials and provide quick, actionable answers in vital health, safety and defense tech applications, addressing the fentanyl and illicit drug crisis, toxic carcinogen exposure, and global security threats. The Company designs and manufactures innovative products that bring together the power of complementary analytical technologies, software automation, and machine learning. For more information, visit www.908devices.com.

Non-GAAP Measures of Financial Performance

To supplement the Company’s financial statements, which are presented on the basis of U.S. generally accepted accounting principles (GAAP), the following non-GAAP measures of financial performance are included in this release and presented with detailed reconciliations to comparable GAAP financial results in the tables below:

•	Adjusted gross profit is defined as gross profit excluding intangible amortization, acquisition and integration costs, restructuring charges (including the costs of severance), and non-cash expenses related to stock-based compensation.

•	Adjusted gross margin is defined as adjusted gross profit expressed as a percentage of total revenue.

•	Adjusted EBITDA is defined as net loss from continuing operations excluding other income, benefit for income taxes, depreciation, intangible amortization, acquisition and integration costs, restructuring charges (including the costs of severance), non-cash expenses related to stock-based compensation, and costs associated with contingent consideration related to the Company’s acquisitions and for which the conditions for payment have not yet been achieved.

The Company’s non-GAAP financial results presented in this earnings release exclude certain costs that management believes do not have a direct correlation to future business operations, nor do the resulting charges recorded accurately reflect the performance of ongoing operations for the period in which such charges are recorded, nor do the resulting charges recorded accurately reflect the anticipated cash flows of ongoing operations, and as such, excluding these costs allows management to understand and evaluate core operating performance and trends. However, as there are no standardized methods of calculating these non-GAAP financial measures, the Company’s methods may differ from those used by other companies in its industry, and accordingly, the use of these measures may not be directly comparable to similar measures used by others, thus limiting their usefulness for purposes of comparison. Furthermore, these non-GAAP measures have certain limitations since they do not include the impact of certain expenses and cash flows that are reflected in the Company’s GAAP financial results. Accordingly, when analyzing the Company’s operating performance and guidance, investors should not consider non-GAAP measures in isolation or as a substitute for, or superior to, comparable financial measures prepared in accordance with GAAP. Rather, the Company believes that these non-GAAP financial measures, when viewed in addition to and not in lieu of reported GAAP financial results, provide investors with additional meaningful information to assess financial performance and trends, enable comparison of financial results between periods, and allow for greater transparency with respect to key metrics utilized internally in analyzing and operating the Company’s business.

Forward Looking Statements

This press release includes “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements, including, without limitation, statements regarding the Company’s future revenue and growth. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on management’s current expectations and involve known and unknown risks, uncertainties and assumptions which may cause actual results to differ materially from any results expressed or implied by any forward-looking statement, including the risks outlined under “Risk Factors” and elsewhere in the Company’s filings with the Securities and Exchange Commission which are available on the SEC's website at www.sec.gov. Additional information will be made available in our annual and quarterly reports and other filings that we make from time to time with the SEC. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it cannot guarantee future results. The Company has no obligation, and does not undertake any obligation, to update or revise any forward-looking statement made in this press release to reflect changes since the date of this press release, except as may be required by law.

Investor and Media Contact:

Barbara Russo

IR@908devices.com

908 DEVICES INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Revenue:
Product revenue	$10,844	$11,216	$28,950	$24,996
Service and contract revenue	3,161	3,303	9,867	8,408
Total revenue	14,005	14,519	38,817	33,403
Cost of revenue:
Product cost of revenue	5,290	4,967	15,338	11,423
Service and contract cost of revenue	1,360	1,774	4,210	4,154
Total cost of revenue	6,650	6,741	19,548	15,576
Gross profit	7,355	7,778	19,269	17,827
Operating expenses:
Research and development	3,837	4,205	12,071	11,088
Selling, general and administrative	9,134	9,685	29,712	29,001
Change in fair value of contingent consideration	10,708	(12,141)	19,999	(12,141)
Goodwill Impairment	—	30,523	—	30,523
Total operating expenses	23,679	32,272	61,782	58,471
Loss from continuing operations	(16,324)	(24,494)	(42,513)	(40,644)
Other income, net	1,443	846	4,958	3,528
Loss from operations before income taxes	(14,881)	(23,648)	(37,555)	(37,116)
Income tax expense	(29)	—	(100)	—
Net loss from continuing operations	(14,910)	(23,648)	(37,655)	(37,116)
Net income (loss) from discontinued operations, net of tax	(72)	(5,647)	52,970	(15,644)
Net income (loss) attributable to common stockholders	$(14,982)	$(29,295)	$15,315	$(52,760)
Net loss from continuing operations per share attributable to common stockholders, basic and diluted	$(0.41)	$(0.68)	$(1.05)	$(1.10)
Net income (loss) from discontinued operations per share attributable to common stockholders, basic and diluted	$(0.00)	$(0.16)	$1.48	$(0.46)
Net income (loss) per share attributable to common stockholders, basic and diluted	$(0.41)	$(0.84)	$0.43	$(1.56)
Weighted average common shares outstanding
Basic and diluted	36,101,051	34,670,638	35,791,111	33,817,613

908 DEVICES INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30,	December 31,
	2025	2024
Assets
Current assets:
Cash, cash equivalents and marketable securities	$112,052	$68,923
Accounts receivable, net	11,000	8,852
Inventory	15,326	10,886
Prepaid expenses and other current assets	6,558	4,184
Current assets of discontinued operations	—	10,210
Total current assets	144,936	103,055
Operating lease, right-of-use assets	4,152	3,842
Property and equipment, net	4,147	1,595
Intangible, net	37,144	38,679
Other long-term assets	494	511
Non-current assets of discontinued operations	—	11,794
Total assets	$190,873	$159,476
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$8,878	$8,563
Deferred revenue	9,106	10,417
Operating lease liabilities	481	1,473
Contingent consideration	23,012	—
Current liabilities of discontinued operations	—	4,696
Total current liabilities	41,477	25,149
Deferred revenue, net of current portion	9,224	10,213
Other long-term liabilities	3,873	4,884
Non-current liabilities of discontinued operations	—	4,638
Total liabilities	54,574	44,884
Total stockholders' equity	136,299	114,592
Total liabilities and stockholders' equity	$190,873	$159,476

908 DEVICES INC.

Reconciliations of GAAP to Non-GAAP Financial Measures

(Unaudited, amounts in thousands, except percentage and per share data)

In all tables below, totals may not add due to rounding

Reconciliation from Gross Profit (GAAP) to Adjusted Gross Profit (Non-GAAP) and Margin Percentage:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Gross Profit (GAAP)	$7,355	$7,778	$19,269	$17,827

Intangible amortization	635	635	1,904	1,058
Acquisition and integration costs	-	-	50	-
Restructuring	-	-	288	-
Stock-based compensation	158	125	381	343

Adjusted gross profit (Non-GAAP)	$8,148	$8,538	$21,892	$19,228

Gross margin percentage (GAAP)	53%	54%	50%	53%

Adjusted gross margin percentage (Non-GAAP)	58%	59%	56%	58%

Reconciliation from Net Loss from Continuing Operations (GAAP) to Adjusted EBITDA (Non-GAAP):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Net loss from continuing operations (GAAP)	$(14,910)	$(23,648)	$(37,655)	$(37,116)

Adjustments:
Other income, net	(1,443)	(846)	(4,957)	(3,528)
Income tax expense	29	-	100	-
Depreciation	358	290	909	750
Intangible amortization	732	712	2,158	1,188
Acquisition and integration costs	63	106	703	2,330
Restructuring	242	-	1,507	-
Stock-based compensation	2,379	2,300	6,935	6,369
Change in fair value of contingent consideration	10,708	(12,141)	19,999	(12,141)
Goodwill impairment	-	30,523	-	30,523

Adjusted EBITDA (Non-GAAP)	$(1,842)	$(2,704)	$(10,301)	$(11,625)